UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 23, 2010

GLOBAL ECOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-15216	86-0892913
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

96 Park Street, Montclair, New Jersey		07042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (972) 386-6667

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement.

As previously reported in our Current Report filed on March 15, 2010, we executed a letter of intent with EnvirEau Technologies, Inc. of Canada, or EnvirEau, to market and distribute EnvirEau’s safe-acid mineral formula under the our private label, IMS1000TM. On June 23, 2010, we executed a distribution agreement, or the Distribution Agreement, with EAU Canada International Marketing, Ltd., a wholly owned subsidiary of EnvirEau, effective as of May 5, 2010. Pursuant to the Distribution Agreement, we were granted the exclusive rights to domestically market  and distribute within the United States EnvirEau’s safe-acid mineral formula under the our private label, IMS1000TM for certain industry-specific applications. Pursuant to the agreement we will also have the option to an exclusive right to market, distribute and/or license our private labeled EnvirEau products internationally for these same industry-specific applications upon approval by EnvirEau.

EnvirEau’s formulas are a natural, environmentally safe blend of ionized minerals, designed for bacteriostatic algaecide control applications and will be used in connection with our water purification projects.  Certain of these projects currently being planned are contingent on us registering the product with the US Environmental Protection Agency, or the EPA. This registration has been filed with the EPA and is identical to the registrations already granted for this product by Health Canada and the U.S. National Science Foundation (NSF), however we cannot provide any assurance that our registration with the EPA will be approved for its intended purpose or at all.

The material terms of the Distribution Agreement are qualified in their entirety by the agreement attached as Exhibits 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Homeland Security Network, Inc.

June 29, 2010

By: /s/ Peter Ubaldi

Name: Peter Ubaldi

Title: Chief Executive Officer